Exhibit 99.1

Contacts:	Harold Castle, LGL Group:	(407) 298-2000 ex146
	Vic Emmanuel, VJE Consultants:	(914) 305-5198

LGL GROUP FURTHERS ITS RESTRUCTURING PROGRAM AND NAMES
GREG ANDERSON PRESIDENT AND CHIEF EXECUTIVE OFFICER

Orlando, FL, July 8, 2009 -- The LGL Group, Inc. (NYSE Amex: LGL) (“LGL”), today announced the appointment of Greg P. Anderson as LGL’s President and Chief Executive Officer.  Mr. Anderson is a ten-year veteran of LGL who most recently served as the company’s VP of Operations.

“Greg comes with a strong background in operations.  His mandate is to improve manufacturing efficiencies through yield improvements and cost reductions, while rapidly improving sales and design processes globally,” said Marc Gabelli, LGL Chairman.

In the interest of corporate cost reductions, and furthering its company-wide right-sizing efforts against a backdrop of revenue declines, the company announced the formation of a Board of Advisors consisting of existing directors and executive management.   This group will operate at greatly reduced cost to the company.  Robert Zylstra, the outgoing CEO, will remain with LGL and will serve as Chairman of this newly-formed Board of Advisors.

“We are grateful for the ongoing dedication of the professionals that constitute our new Board of Advisors. The Board of Advisors will be available to assist the company in its ongoing efforts to restore profitability and growth where required, while allowing increased flexibility in its efforts to reduce corporate costs.    Today’s announcement is part of the ongoing right-sizing and restructuring efforts,” Mr. Gabelli added.

Mr. Anderson’s Business Experience

Mr. Anderson has been with the LGL Group for 10 years, serving as vice president of operations for LGL subsidiary MtronPTI.  He has over 20 years of executive management in high-tech manufacturing enterprises.  He has experience with the manufacturing and marketing of both low volume/high mix custom industrial products and high volume/low cost consumer products.  In addition to LGL, his corporate affiliations have included Imation Corporation and 3M Corporation.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MTRON - PTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  LGL has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  LGL also has a sales office in Hong Kong, China.

Recent Highlights

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On June 15, LGL announced it had received authorization from Lockheed Martin Aeronautics Company to do its own final release testing of highly engineered parts used in a wide variety of Lockheed Martin’s products and systems.

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On April 21, LGL announced it had secured active projects with 12 industry leaders in the $10 billion satellite manufacturing market, including Boeing Space Systems, L-3 Communications, Northrop-Grumman, Trak Microwave Corp., NEC-Toshiba Space Systems, and others.

For more information on LGL and its products and services, contact Harold Castle, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000 ex 146, or visit LGL’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in LGL’s filings with the Securities and Exchange Commission.